Exhibit 10.1

TAX SEPARATION AGREEMENT

between

ALLOY, INC.

and

dELiA*S, INC.

Dated as of December 19, 2005

TAX SEPARATION AGREEMENT

TAX SEPARATION AGREEMENT, dated as of December 19, 2005, by and between Alloy, Inc., a Delaware corporation (“Alloy”), and dELiA*s, Inc., a Delaware corporation and wholly-owned subsidiary of Alloy.

W  I  T  N  E  S  S  E  T  H

WHEREAS, dELiA*s is currently a member of the Alloy Consolidated Group (as defined herein);

WHEREAS, pursuant to the Distribution Agreement entered into between Alloy and dELiA*s dated December 9, 2005 (the “Distribution Agreement”), (a) Alloy shall effect a restructuring of certain of its assets, liabilities, subsidiaries and businesses, as a result of which dELiA*s shall own, directly and indirectly, the Merchandising Business (as defined in the Distribution Agreement) (the “Reorganization”) and (b) Alloy shall distribute all of the outstanding capital stock of dELiA*s to its stockholders (the “Distribution”);

WHEREAS, the parties intend that for United States federal income tax purposes the Reorganization and the Distribution shall qualify as tax-free transactions pursuant to Sections 332, 368(a) and 355 of the Code (as defined herein);

WHEREAS, the parties wish to (a) provide for the payment of tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of tax returns and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Reorganization and the Distribution.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1 For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Adjustments shall mean any proposed or final change in the Tax Liability of a taxpayer.

Alloy Consolidated Group shall mean the affiliated group of corporations. within the meaning of Section 1504(a) of the Code, of which Alloy is the common parent corporation, and any member of such group.

Alloy Group shall mean, individually and collectively, as the case may be, each member of the Alloy Consolidated Group, other than any member of the dELiA*s Group.

Closing Agreement shall mean a closing agreement between Alloy and the IRS, dated [                    ], 2005 with respect to certain Tax aspects of the Distribution.

Closing Agreement Request shall mean the request and application to the IRS by Alloy for the Closing Agreement.

Code shall mean the Internal Revenue Code of 1986, as amended.

Combined Return shall mean any State Tax Return or federal Tax Return (other than a Federal Income Tax Return) that includes at least one asset or activity that is allocable pursuant to this Agreement to the Alloy Group and at least one asset or activity that is allocable to the dELiA*s Group.

Contributed Subsidiaries shall mean each of dELiA*s Corp., Old Glory Boutique Distributing, Inc., and GFLA, Inc., and each of their respective subsidiaries.

Counsel means Weil, Gotshal & Manges LLP.

dELiA*s Group shall mean, individually and collectively, as the case may be, dELiA*s and its present and future direct and indirect subsidiaries.

Disqualifying Action shall mean any action by a member of the Alloy Group or the dELiA*s Group within its control (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, or the failure to take any action within its control which, would negate the Tax-Free Status of the Distribution; provided, however, that with respect to any member of the dELiA*s Group, the term “Disqualifying Action” shall not include (x) any action, or failure to act, that is contemplated by the terms of the Spinoff Documents or (y) any failure to take action to mitigate the effects of a breach by a member of the dELiA*s Group, occurring prior to the time of the Distribution, of a representation, warranty or covenant contained in the Spinoff Documents, regardless of whether such breach or its effects continue after the time of the Distribution.

Distribution Date shall mean the date and time as of which the Distribution shall be effected.

Federal Income Tax shall mean federal Taxes determined on the basis of net income or profits (including, but not limited to, any alternative minimum tax, capital gains and any Tax on items of Tax preferences) but excluding non-income Taxes such as federal payroll and excise Taxes.

Indemnifying Party shall mean any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

Indemnified Party shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

IRS shall mean the United States Internal Revenue Service.

Opinion means the opinion of Counsel with respect to certain Tax aspects of the Reorganization and the Distribution.

Person shall mean and includes any individual, corporation, company, association, partnership. joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

Post-Distribution Taxable Period shall mean a taxable period that begins after the Distribution Date.

Pre-Distribution Taxable Period shall mean a taxable period that ends on or before the Distribution Date.

Present Value Benefit shall mean the present value (based on a discount rate equal to the short-term applicable federal rate as determined under Section 1274(d) of the Code at the time of determination, and assuming that the Indemnified Party will be liable for Taxes at all relevant times at the maximum marginal rates) of any income tax benefit.

Proceeding shall mean any audit or other examination, or any judicial or administrative proceeding, relating to liability for or refunds or Adjustments with respect to Taxes.

Refund shall mean any refund of Taxes, including any reduction in liability for such Taxes by means of a credit, offset or otherwise.

Separate Return shall mean any Tax Return, including any consolidated, combined or unitary Tax Return, filed by either the Alloy Group or the dELiA*s Group that includes assets and activities allocable pursuant to this Agreement to only one group, whether or not the Person charged by law to file such Tax Return is a member of the group to which the assets and activities are allocated pursuant to this Agreement.

State Tax shall mean any state or local jurisdiction Taxes.

Straddle Period shall mean a taxable period that includes, but does not end on, the Distribution Date.

Tax or Taxes shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation. property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

Tax Authority shall mean the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

Tax-Free Status of the Distribution shall mean the qualification of the Distribution as a distribution of dELiA*s stock to Alloy stockholders with respect to which gain or loss is not recognized by Alloy, dELiA*s or their respective stockholders pursuant to Section 355 of the Code and related Code provisions.

Tax Liabilities shall mean all liabilities for Taxes.

Tax Returns shall mean all reports, returns, declaration forms and statements filed or required to be filed with respect to Taxes.

Tax-timing Adjustment shall mean any Adjustment in one Taxable Year which will result in an offsetting Adjustment or Adjustments (including an Adjustment to the basis of an asset not eligible for depreciation or amortization) in another Taxable Year.

Taxable Year shall mean the year on the basis of which taxable income is computed.

Treasury Regulations shall mean the regulations under the Code promulgated by the United States Department of the Treasury.

1.2 Other Definitional Provisions. (a) Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.

(b)	The words “hereof, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.3 Termination of Taxable Years. For Federal Income Tax purposes, the Taxable Year of each member of the dELiA*s Group (including the Contributed Subsidiaries) shall end as of the close of the Distribution Date. Alloy and dELiA*s shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of each member of the dELiA*s Group for all Tax purposes as of the close of the Distribution Date.

ARTICLE II

ALLOCATION AND PAYMENT

2.1 Allocation of Taxes. Alloy and dELiA*s each agrees, on its own behalf and on behalf of the Alloy Group and the dELiA*s Group, respectively, to allocate and pay its respective share of Taxes as provided in this Agreement.

(a)	Except as provided in Section 2.1(b), the Tax Liabilities (including, without limitation, deficiencies) of the Alloy Consolidated Group, the Alloy Group and the dELiA*s Group for any Pre-Distribution Taxable Period and any Straddle Period shall be allocated between the Alloy Group and the dELiA*s Group based on the following: (i) all assets and activities relating solely to the Alloy Business shall be allocated to, and treated as assets and activities of, Alloy, (ii) all assets and activities relating solely to the Merchandising Business shall be allocated to, and treated as assets and activities of, dELiA*s and (iii) any assets and activities not allocated under clauses (i) and (ii) of this Section 2.1(a) shall be allocated to, and treated as assets and activities of, Alloy and/or dELiA*s as reasonably determined by Alloy acting in good faith taking into account the extent to which the particular asset or activity relates to the Alloy Business, on the one hand, and the Merchandising Business, on the other hand.

(b)	One-half of any Tax Liability arising out of or payable as a result of the Reorganization or the Distribution shall be allocated to Alloy, on the one hand, and one-half of any such Tax Liability shall be allocated to dELiA*s, on the other hand; provided, however, that to the extent any such Tax Liability results from a Disqualifying Action on the part of a member of the Alloy Group or any event related to any transaction with respect to Alloy stock, such Tax Liability shall be allocated to Alloy and to the extent any such Tax Liability results from a Disqualifying Action on the part of a member of the dELiA*s Group or any event related to any transaction with respect to dELiA*s stock, such Tax Liability shall be allocated to dELiA*s; provided further, however, that any such Tax Liability resulting from any transaction with respect to Alloy stock after the Distribution where a member of the dELiA*s Group, but no member of the Alloy Group, is a party to such transaction, shall be allocated to dELiA*s and any such Tax Liability resulting from any transaction with respect to dELiA*s stock after the Distribution where a member of the Alloy Group, but no member of the dELiA*s Group, is a party to such transaction, shall be allocated to Alloy.

2.2 Tax Attributes. (a) Tax attributes for Pre-Distribution Taxable Periods and any Straddle Period shall be allocated to the Alloy Group and the dELiA*s Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws or regulations). Alloy and dELiA*s shall jointly determine the amounts of such attributes as of the Distribution Date, or shall jointly estimate such amounts which are not determinable as of the Distribution Date, and hereby agree to compute all Tax Liabilities for Taxable Years ending after the Distribution Date consistently with that determination.

(b)

If any member of the Alloy Group or the dELiA*s Group takes any Disqualifying Action that, or if any event related to any transaction with respect to Alloy stock or dELiA*s stock, results in the recognition of income or gain (or the incurrence of a Tax) arising out of the Reorganization or the Distribution that is offset by a loss or other Tax attribute (or credit) of a member of the other group, then Alloy or dELiA*s, as the case may be, shall pay to the other party an amount equal to (i) the product of (x) the amount of income or gain that was offset by such loss or other Tax attribute, multiplied by (y) 35%, or (ii) the amount of such credit. Any such payment shall be made within fifteen (15) days of a “determination,” within the meaning of Section 1313(a) of the Code, of such recognition of income or gain (or incurrence of Tax).

2.3 Tax-Timing Adjustments. To the extent that any portion of any Tax Liability (or Tax benefit) allocated under Section 2.1 relates to a Tax-timing Adjustment, that portion of such Tax Liability (or Tax benefit) shall be allocated to the entity that will receive the benefit (or detriment) of that Tax-timing Adjustment. For purposes of this Agreement, the fact that the period or periods in which offsetting Adjustments will arise is unknown or not determinable shall not be taken into account.

2.4 Penalties, Additions to Tax and Interest. Penalties, additions to Tax and interest on any Tax deficiencies or overpayments will be allocated as the underlying deficiencies or overpayments are allocated under this Agreement.

2.5 Payment of Taxes. Alloy and dELiA*s each agrees to pay or cause to be paid their respective shares of Taxes as allocated and provided in this Agreement.

(a)	For any Straddle Period, dELiA*s shall pay to Alloy within fifteen (15) days of the filing of a Federal Income Tax Return by Alloy an amount equal to the allocable Federal Income Tax liability of the dELiA*s Group determined under Section 2.1(a) and (b), including the dELiA*s Group’s share of estimated Federal Income Taxes. Alloy shall be responsible for the payment to the IRS of the Federal Income Tax liability of the Alloy Consolidated Group for such Taxable Year.

(b)	For any taxable period for which a Tax Return has not been filed prior to the Distribution, Alloy and dELiA*s shall timely pay to the other party within fifteen (15) days of the filing of a Tax Return an amount equal to the allocable State Tax liability and allocable federal Tax liability (except for Federal Income Tax liability) of the Alloy Group or the dELiA*s Group, respectively, determined under Section 2.1(a) and (b), reflected on a Combined Return filed by a member of the other group, including the group’s share of estimated State Taxes. Alloy and dELiA*s shall each be responsible for the payment to the applicable Tax Authority of such Tax Liabilities that are reflected on a Tax Return filed by a member of their respective groups.

2.6 Allocation of Estimated Tax Payments. Any payment of estimated Taxes prior to the Distribution shall be allocated to, and be deemed to have been paid by, Alloy or dELiA*s, as the case may be, as reflected on the books and record of Alloy and its Affiliates.

2.7 Characterization of Payments. For all Tax purposes, the Alloy Group and the dELiA*s Group agree to treat (i) any payment required by this Agreement as either a contribution by Alloy to dELiA*s or a distribution by dELiA*s to Alloy, as the case may be, occurring immediately prior to the Distribution Date and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law.

ARTICLE III

INDEMNIFICATION

3.1 Indemnification by Alloy. Alloy shall pay, and shall indemnify and hold the dELiA*s Group and their respective shareholders, directors, officers, employees, affiliates, agents and successors harmless from and against, without duplication, (i) all Tax Liabilities allocable to the Alloy Group under Article II, (ii) all Tax Liabilities attributable to Tax Returns required to be filed by the Alloy Group for any Post-Distribution Taxable Period, (iii) all Tax Liabilities incurred by the dELiA*s Group by reason of the breach by Alloy of any of its covenants hereunder, and (iv) any costs and expenses related to the foregoing (including, without limitation, reasonable attorneys’ fees and expenses).

3.2 Indemnification by dELiA*s. dELiA*s shall pay, and shall indemnify and hold the Alloy Group and their respective shareholders, directors, officers, employees, affiliates, agents and successors harmless from and against, without duplication, (i) all Tax Liabilities allocable to the dELiA*s Group under Article II, (ii) all Tax Liabilities attributable to Tax Returns required to be filed by the dELiA*s Group for any Post-Distribution Taxable Period, (iii) all Tax Liabilities incurred by the Alloy Group by reason of the breach by dELiA*s of any of its covenants hereunder, and (iv) any costs and expenses related to the foregoing (including, without limitation, reasonable attorneys’ fees and expenses).

3.3 Payment. If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article III, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article III (which shall be net of the Present Value Benefit realized or realizable by the Indemnified Party), showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article III. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 7.12 of this Agreement.

3.4 Time Limits. Any claim under this Article III with respect to a Tax Liability must be made no later than thirty (30) days after the expiration of the applicable statute of limitations for assessment of such Tax Liability.

ARTICLE IV

PREPARATION AND FILING OF TAX RETURNS, COOPERATION

AND RECORD RETENTION

4.1 Federal Tax Returns. Alloy and dELiA*s hereby agree to cooperate fully with each other to meet filing requirements for the Alloy Consolidated Group Tax Returns for any Pre-Distribution Taxable Period and any Straddle Period. Alloy, as agent for the Alloy Consolidated Group, will be responsible for the preparation and filing of such Tax Return for the Taxable Year ending January 31, 2006. For purposes of this Section 4.1, cooperation includes making available all instructions, workpapers, research, data and notes of any kind required for the completion of the Tax Return, as well as making available personnel to assist in the consolidation effort. Alloy will be responsible for personnel requirements, including the use of third party contractors. Interviewing and hiring of third-party contractors will be done by Alloy, and Alloy shall be responsible for paying any fees and expenses of these contractors. Alloy shall deliver a copy of all invoices for these contractors to dELiA*s and dELiA*s shall pay to Alloy one-half of the fees and expenses of these contractors within fifteen (15) days of receipt by dELiA*s of a copy of any such invoice. Any software license costs specifically related to the Alloy Business or Merchandising Business shall be borne by the Alloy Group or the dELiA*s Group, respectively. Where software license costs are not discernible as separate group costs, such software license costs will be shared equally. Due dates for information required for the Alloy Consolidated Group Tax Return will be negotiated between Alloy and dELiA*s and good faith efforts will be made to meet those dates. If a portion of the Taxes shown due on any Alloy Consolidated Tax Return is payable by dELiA*s pursuant to Section 2.5(a), Alloy shall deliver a copy of such Tax Return to dELiA*s for dELiA*s’ review and consent no later than twenty (20) days prior to the date that Alloy will file such Tax Return together with a statement calculating the portion of the Taxes payable by dELiA*s.

4.2 Combined Returns. Alloy and dELiA*s hereby agree to cooperate fully with each other to meet filing requirements for Combined Returns for any Pre-Distribution Taxable Period and any Straddle Period. Alloy or dELiA*s will be responsible for the preparation and filing of the Combined Returns required to be filed by law by members of their respective groups for the taxable periods for which the Tax Return has not been filed prior to the Distribution. For purposes of this Section 4.2, cooperation includes making available all instructions, workpapers, research, data and notes of any kind required for the completion of the Combined Return, as well as making available personnel to assist in the combination effort. The filing party will be responsible for personnel requirements, including the use of third party contractors. Interviewing and hiring of third-party contractors will be done by the filing party, and the filing party shall be responsible for paying any fees and expenses of these contractors. The filing party shall deliver a copy of all invoices for these contractors to the nonfiling party and the nonfiling party shall pay to the filing party one-half of the fees and expenses of these contractors within fifteen (15) days of receipt by the nonfiling party of a copy of any such invoice. Any software license costs specifically related to the Alloy Business or Merchandising Business shall be borne by the Alloy Group or the dELiA*s Group, respectively. Where software license costs are not discernible as separate group costs, such software license costs will be shared equally. Due dates for information required for the Combined Tax Returns will be negotiated between Alloy and dELiA*s and good faith efforts will be made to meet those dates. If a portion of the Taxes shown due on any Combined Return is payable by the nonfiling party pursuant to Section 2.5(b), the filing party shall deliver a copy of such Tax Return to the nonfiling party for the nonfiling party’s review and consent no later than twenty (20) days prior to the date that the filing party will file such Tax Return together with a statement calculating the portion of the Taxes payable by the nonfiling party.

4.3 Separate Returns. Alloy shall prepare and file or cause to be filed any Separate Return that relates to the assets and activities allocable pursuant to this Agreement to the Alloy Group. dELiA*s shall prepare and file or cause to be filed any Separate Return that relates to the assets and activities allocable pursuant to this Agreement to the dELiA*s Group. If the Person required by law to file the Separate Return is not a member of the group to which the Separate Return relates, Alloy or dELiA*s, as the case may be, shall cause such Person that is a member of its group to fully cooperate with the group to which such Separate Return relates in connection with the filing of any such Tax Return. Alloy and dELiA*s shall each deliver to the other a copy of any Separate Return filed by a member of its group within five (5) days of filing any such Separate Return if such Separate Return may reasonably be required by the other party in connection with the filing of any Tax Return or in connection with the conduct of any Proceeding.

4.4 Cooperation; Maintenance and Retention of Records. Alloy and dELiA*s shall, and shall cause the Alloy Group and the dELiA*s Group respectively to, provide the requesting party with such assistance and documents as may be reasonably requested by such party in connection with (i) the preparation of any Tax Return, (ii) the conduct of any Proceeding, (iii) any matter relating to Taxes of any member of the Alloy Consolidated Group, the Alloy Group or the dELiA*s Group and (iv) any other matter that is a subject of this Agreement. Alloy and dELiA*s shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any party reasonably requests, in writing, with respect to specific material records or documents. A party intending to destroy any material records or documents shall provide the other party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

4.5 Exercise of dELiA*s Options by Alloy Employees. Following the Distribution, if any Alloy Employee exercises a dELiA*s Option, dELiA*s shall promptly notify Alloy (or cause Alloy to be notified) in writing of such exercise.

ARTICLE V

REFUNDS, AUDITS AND ADJUSTMENTS

5.1 Refunds of Taxes. Except as provided in Section 5.2 below, dELiA*s shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which dELiA*s is or may be liable pursuant to Articles II and III of this Agreement, and Alloy shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which Alloy is or may be liable pursuant to the provisions of Articles II and III of this Agreement. A party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled (plus any interest thereon received with respect thereto from the applicable Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) within ten (10) days after the receipt of the Refund.

5.2 Carrybacks. (a) The carryback of any loss, credit or other Tax attribute in any Post-Distribution Taxable Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws or regulations).

(b)	In the event that the dELiA*s Group realizes any loss, credit or other Tax attribute in any Post-Distribution Taxable Period, such group may elect to carry back such loss, credit or Tax attribute to a Pre-Distribution Taxable Period. Alloy shall cooperate with dELiA*s in seeking from the appropriate Tax Authority any Refund that reasonably would result from such carryback. dELiA*s shall be entitled to any Refund (or other Tax benefit) realized by the Alloy Group (including any interest thereon received from such Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest) attributable to such carryback if such Refund is allocable to the dELiA*s Group under the principles of Section 5.1, within ten (10) business days after such Refund (or other Tax benefit) is received; provided, however, that Alloy shall be entitled to any Refund (or other Tax benefit) that results from the carryback of a loss, credit or other Tax attribute by the Alloy Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period.

(c)	Except as otherwise provided by applicable law, if the Alloy Group and the dELiA*s Group both may carry back a loss, credit or other Tax attribute to the same Pre-Distribution Taxable Period, any Refund (or other Tax benefit) resulting therefrom shall be allocated between Alloy and dELiA*s proportionately based on the relative amounts of the Refunds (or other Tax benefits) to which the Alloy Group and the dELiA*s Group, respectively, would have been entitled had its carrybacks been the only carrybacks to such taxable period.

(d)	To the extent that the amount of a Refund to which a party is entitled under this Section 5.2 is reduced by the applicable Tax Authority as a result of the offset of such amount against a Tax Liability of the other party, as allocated under this Agreement, the party which receives the benefit of such offset shall appropriately compensate the other party within ten (10) days of receipt of such benefit.

5.3 Federal Audits and Adjustments.

(a)	Notification of Audit. Each of Alloy and dELiA*s shall give written notice to the other party of any audit of the Alloy Consolidated Group Tax Return for any Pre-Distribution Taxable Period or Straddle Period within ten (10) business days after receipt of written notification of such audit from the IRS. Such notice shall include a copy of the notification received from the IRS.

(b)	Statute of Limitations. Any extension of the statute of limitations for any Pre-Distribution Taxable Period or Straddle Period shall be with the mutual agreement of Alloy and dELiA*s. Any dispute regarding the extension of the statute of limitations shall be resolved in accordance with Section 7.12 of this Agreement.

(c)	Audit Activity. Each of Alloy and dELiA*s will coordinate its respective efforts with respect to audits of any Pre-Distribution Taxable Period and any Straddle Period and will furnish the other with all necessary workpapers and records to respond to audit inquiries. Alloy will be responsible as agent for the Alloy Consolidated Group for responding to information requests from the IRS agents assigned to such audits. dELiA*s will be responsible for responding to information requests from the IRS regarding issues primarily affecting Tax Liabilities of the dELiA*s Group, but will act through Alloy rather than directly contacting the IRS.

(d)	Notification. Alloy will provide timely reports to dELiA*s detailing significant activities, information requests, issues raised or resolved, and any other relevant information, such reports to be no less frequent than quarterly.

(e)	Proposed Adjustments. Alloy shall notify dELiA*s of any Adjustment to the Alloy Consolidated Group Tax Returns that relates to dELiA*s within ten (10) business days after receipt of notification of such Adjustment from the IRS. Alloy shall include in its notice to dELiA*s a copy of the notification received from the IRS.

(i)	Agreed Issues. Alloy will not enter into any agreement with the IRS as agent for the Alloy Consolidated Group with respect to any Adjustment without the written consent of dELiA*s (not to be unreasonable withheld or delayed) in those cases where the dELiA*s Group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) attributable to such Adjustment. For purposes of this paragraph, all determinations shall be made separately for each Adjustment.

(ii)	Unagreed Issues. In the event dELiA*s and Alloy, as the case may be, do not agree to all Adjustments for a Taxable Year, decisions regarding the procedures and preferred forum for contesting Adjustments on unagreed issues shall be made by whichever of the dELiA*s Group or the Alloy Group is responsible for more than 50% of the cumulative Tax Liability attributable to such Adjustments. The party making the decision shall consult in good faith with the other party and shall promptly notify the other party of its decision.

(iii)	Consent Not Required. Notwithstanding any other provision of this Agreement, if the IRS notifies dELiA*s that the IRS will deal directly with the dELiA*s

Group with respect to its Tax Liability, dELiA*s shall have full authority to act for the dELiA*s Group and resolve any issue affecting its Tax Liability without the consent of Alloy. dELiA*s will provide Alloy with a timely report summarizing any such audit activity, such report to be no less frequent than quarterly.

(f)	Federal Refund Claims. If the dELiA*s Group desires to file a claim for Refund with respect to a Taxable Year for which it was a member of the Alloy Consolidated Group, it shall prepare and submit to Alloy the claim for Refund and a statement specifying the date on which the statute of limitations for filing the Refund claim will expire. Alloy will file the Refund claim prior to the date specified as the last day to claim the Refund if such a filing is commercially reasonable, and will take any other appropriate action at dELiA*s’ request necessary to secure the Refund.

(g)	Proceedings. Subject to the balance of this Section 5.3(g), Alloy and dELiA*s jointly shall conduct all Proceedings relating to Adjustments of the Alloy Group and the dELiA*s Group as allocated under this Agreement. Alloy shall have the ability to control the conduct of such Proceedings with respect to issues relating to an Adjustment for which the Alloy Group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) attributable to such Adjustment. dELiA*s shall have the ability to control the conduct of such Proceedings with respect to issues relating to an Adjustment for which the dELiA*s Group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) attributable to such Adjustment and Alloy shall execute and deliver to dELiA*s any necessary power of attorney. The party with the ability to control the conduct of all or a portion of the Proceedings pursuant to this Section 5.3(g) shall consult in good faith with the other party, which other party shall be entitled to participate in all conferences, meetings, and other matters related to the resolution of such Proceedings.

5.4 Audits and Adjustments Related to Combined Returns.

(a)	Notification of Audit. Each of Alloy and dELiA*s shall give written notice to the other party of any audit of a Combined Return for any Pre-Distribution Taxable Period or Straddle Period within ten (10) business days after receipt of written notification of such audit from a Tax Authority. Such notice shall include a copy of the notification received from the relevant Tax Authority.

(b)	Statute of Limitations. Any extension of the statute of limitations for any Pre-Distribution Taxable Period or Straddle Period shall be with the mutual agreement of Alloy and dELiA*s. Any dispute regarding the extension of the statute of limitations shall be resolved in accordance with Section 7.12 of this Agreement.

(c)

Audit Activity. Each of Alloy and dELiA*s will coordinate its respective efforts with respect to audits of Combined Returns of any Pre-Distribution Taxable Period and any Straddle Period and will furnish the other with all necessary workpapers and records to respond to audit inquiries. Alloy and dELiA*s will each be responsible as agent for those Combined Return which are required by law to be filed by a member of their respective groups (the “Responsible Party” and the other party the “Non-Responsible Party”) for responding to information requests from the state Tax Authorities regarding such audits. The Non-Responsible Party will be responsible for responding to information requests regarding issues primarily affecting Tax Liabilities of its group, but will act through the Responsible Party rather than directly contacting the appropriate Tax Authority.

(d)	Notification. With respect to a Combined Return, the Responsible Party will provide timely reports to the Non-Responsible Party detailing significant activities, information requests, issues raised or resolved, and any other relevant information, such reports to be no less frequent than quarterly.

(e)	Proposed Adjustments. The Responsible Party shall notify the Non-Responsible Party of any Adjustment to a Combined Return that relates to the Non-Responsible Party within ten (10) business days after receipt of notification of such Adjustment from the applicable state Tax Authority. The Responsible Party shall include in its notice to the Non-Responsible Party a copy of the notification received from such Tax Authority.

(i)	Agreed Issues. The Responsible Party will not enter into any agreement with a state Tax Authority as agent for the Non-Responsible Party with respect to any Adjustment in connection with a Combined Return without the written consent of the Non-Responsible Party (not to be unreasonable withheld or delayed) in such cases where the Non-Responsible Party’s group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) at issue. For purposes of this paragraph, all determinations shall be made separately for each Adjustment.

(ii)	Unagreed Issues. In the event Alloy and dELiA*s, as the case may be, do not agree to all Adjustments with respect to a Combined Return for a Taxable Year, decisions regarding the procedures and preferred forum for contesting Adjustments on unagreed issues shall be made by whichever of the Alloy Group or the dELiA*s Group is responsible for more than 50% of the cumulative Tax Liability attributable to such Adjustments. The party making the decision shall consult in good faith with the other party and shall promptly notify the other party of its decision.

(f)	State Refund Claims. If the Non-Responsible Party desires to file a claim for Refund with respect to a Taxable Year for which it filed a Combined Return, it shall prepare and submit to the Responsible Party the claim for Refund and a statement specifying the date on which the statute of limitations for filing the Refund claim will expire. The Responsible Party will file the Refund claim prior to the date specified if such filing is commercially reasonable and will take any other appropriate action at the Non-Responsible Party’s request necessary to secure the Refund.

(g)

State Tax Proceedings. Subject to the balance of this Section 5.4(g), Alloy and dELiA*s jointly shall conduct all Proceedings relating to Adjustments of the Alloy Group and the dELiA*s Group allocated under this Agreement in connection with a Combined Return. Alloy shall have the ability to control the conduct of such Proceedings with respect to issues relating to an Adjustment for which the Alloy Group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) attributable to such Adjustment and

dELiA*s shall execute and deliver to Alloy any necessary power of attorney. dELiA*s shall have the ability to control the conduct of such Proceedings with respect to issues relating to an Adjustment for which the dELiA*s Group would be liable for more than 50% of the proposed Tax Liability (as allocated under this Agreement) attributable to such Adjustment and Alloy shall execute and deliver to dELiA*s any necessary power of attorney. The party with the ability to control the conduct of all or a portion of the Proceedings pursuant to this Section 5.4(g) shall consult in good faith with the other party, which other party shall be entitled to participate in all conferences, meetings, and other matters related to the resolution of such Proceedings.

5.5 Separate Return Matters. The Alloy Group and the dELiA*s Group will be responsible for and manage the Separate Return Proceedings which relate to their group and the other party shall cause the members of its group to fully cooperate with the group to which the Separate Return relates in connection with any such Proceeding.

5.6 Payment of Costs. All costs incurred, whether external or internal (such as in-house tax and legal department salaries and other personnel), with respect to a Proceeding shall be borne by the party with respect to which the costs relate. All other costs relating to Tax Returns or Proceedings not otherwise provided for in this Agreement shall be allocated 50% to the Alloy Group and 50% to the dELiA*s Group.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

6.1 Representations and Warranties.

(a)	dELiA*s. dELiA*s hereby represents and warrants that (i) it has examined (A) the Closing Agreement, (B) the Opinion, (C) each submission to the IRS in connection with the Closing Agreement Request, (D) the representation letter from Alloy addressed to Weil, Gotshal & Manges LLP supporting the Opinion, (E) the representation letter from dELiA*s addressed to James K. Johnson, Jr., Chief Financial Officer of Alloy, supporting certain of the representations made in the letter referenced in clause (D) above (specifically representations III.16, 18, 19, 25, 26 and 34) and (F) any other materials delivered or deliverable by Alloy in connection with the rendering by Counsel of the Opinion and the entering into by the IRS of the Closing Agreement (all of the foregoing, collectively, the “Tax Materials”) and (ii) the facts presented and the representations made therein, to the extent descriptive of the dELiA*s Group (including the business purposes for the Distribution and the representations in the Tax Materials to the extent that they relate to the dELiA*s Group and the plans, proposals, intentions and policies of the dELiA*s Group), are, or will be from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects.

(b)

Alloy. Alloy hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and the representations made therein, to the extent descriptive of the Alloy Group (including the business purposes for the Distribution and the representations in the Tax Materials to the extent that they relate to the Alloy Group and the plans, proposals, intentions and policies of Alloy), are, or will be from the time presented or made through and including the time of the Distribution, true, correct and complete in all respects.

6.2 Restrictions Relating to the Distribution.

(a)	General.

(i)	dELiA*s shall not, nor shall dELiA*s permit any member of the dELiA*s Group to, take or fail to take, as applicable, any Disqualifying Action.

(ii)	Prior to the first day following the second anniversary of the Distribution and except as otherwise provided in this Agreement, dELiA*s shall not, nor shall dELiA*s permit any member of the dELiA*s Group to, take any action (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) within its control that, or fail to take any action within its control the failure of which, would result in a more than immaterial possibility that the Tax-Free Status of the Distribution would be jeopardized (any such action or failure to act, a “Potential Disqualifying Action”), including an action or failure to act that would be reasonably likely to be inconsistent with any representation made in the Tax Materials, unless, prior to the taking of the Potential Disqualifying Action, dELiA*s delivers to Alloy either (i) a ruling from the IRS (a “Ruling”) or (ii) an unqualified opinion reasonably acceptable to Alloy from a nationally recognized law firm reasonably acceptable to Alloy (a “Subsequent Opinion”), in either case, to the effect that the Potential Disqualifying Action would not jeopardize the Tax-Free Status of the Distribution.

(b)	Continuation of the Alloy and Merchandising Business. Until the first day after the second anniversary of the Distribution, Alloy and dELiA*s shall, respectively, continue the active conduct of the Alloy Business and the Merchandising Business as conducted immediately prior to the Distribution.

(c)	Continuity of Business.

(i)	Until the first day after the second anniversary of the Distribution, (A) dELiA*s shall not voluntarily dissolve or liquidate and (B) except in the ordinary course of business, no member of the dELiA*s Group shall sell, transfer or otherwise dispose of or agree to dispose of assets (including, for this purpose, any shares of capital stock of such members) that, in the aggregate, constitute more than fifty percent (50%) of the gross assets of any such member, unless, prior to the consummation of such transaction, dELiA*s delivers to Alloy either (i) a Ruling or (ii) a Subsequent Opinion, in either case, to the effect that consummating such transaction would not jeopardize the Tax-Free Status of the Distribution. The amount of gross assets of the members of the dELiA*s Group shall be based on the fair market value of each such asset as of the Distribution.

(ii)	Sales, transfers or other dispositions by a member of the dELiA*s Group to another member of the dELiA*s Group shall not be included in any determination under this Section 6.2(c) as to whether more than fifty percent (50%) of the gross assets of the member has been sold, transferred or otherwise disposed of.

(d)	Intercompany Indebtedness. Until the first day after the second anniversary of the Distribution, neither Alloy nor dELiA*s shall, nor shall they permit any member of their respective groups to, create, incur, assume or allow to exist any indebtedness between a member of the Alloy Group, on the one hand, and any member of the dELiA*s Group, on the other hand, other than payables incurred in the ordinary course of business.

(e)	Certain Presumptions. For the purposes of this Section 6.2, but without creating any implication that any of the following is true, it shall be presumed that (i) the acquisitions by Mathew L. Feshbach and any of his Affiliates (including, but not limited to, MLF Investments, LLC, MLF Holdings, LLC, MLF Capital Management L.P., MLF Offshore Portfolio Company, L.P., and MLF Cayman GP, Ltd.) of shares of Alloy stock prior to the Distribution Date; (ii) the acquisition by Robert E. Bernard and other members of senior management of dELiA*s stock immediately prior to the Distribution, (iii) the acquisition of dELiA*s Common Stock in the Rights Offering, and (iv) the acquisition, if any, by MLF Investments, LLC of dELiA*s Common Stock pursuant to the exercise of warrants issued to MLF Investments, LLC in connection with the Backstop Agreement are acquisitions of stock that are part of a plan or series of related transactions that includes the Distribution.

6.3 Cooperation and Other Covenants.

(a)	Notice of Subsequent Information. Each of Alloy, on the one hand, and dELiA*s, on the other hand, shall furnish the other with a copy of any document or information that could be expected to have an impact on the Tax-Free Status of the Distribution.

(b)	Post-Closing Cooperation.

(i)	Alloy shall cooperate with dELiA*s and shall take (or refrain from taking) all such actions as dELiA*s may reasonably request in connection with obtaining any ruling or opinion referred to in section 6.2. Such cooperation shall include providing any information, representations and/or covenants reasonably requested by dELiA*s (or counsel for dELiA*s) to enable dELiA*s to obtain and maintain either a Subsequent Opinion or a Ruling. From and after any date on which Alloy or dELiA*s makes any representation or covenant to counsel for purposes of obtaining a Subsequent Opinion or to the IRS for the purpose of obtaining a Ruling and (with respect solely to any representation given) until the first day after the second anniversary (or such later date as may be agreed upon at the time such representation is made) of the date of such Subsequent Opinion or Ruling, the party making such representation or covenant shall take no action that would have caused such representation to be untrue or covenant to be breached unless both parties determine, in their reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free status of the Distribution, that such action would not jeopardize the Tax-Free Status of the Distribution. Such representations and warranties, once made in writing, shall be considered Tax Materials subject to the provisions of Section 6.1.

(ii)	dELiA*s shall not file any request for a Ruling without the prior written consent of Alloy, which consent shall not be unreasonably withheld or delayed, if a favorable Ruling would be reasonably likely to have the effect of creating any actual or potential obligations of, or limitations on, any member of the Alloy Group.

(c)	Notice.

(i)	Until the first day after the second anniversary of the Distribution, dELiA*s shall give Alloy at least twenty (20) days prior written notice of its or any of its Affiliates’ intention to effect any transaction with respect to its capital structure, whether through issuance, redemption or otherwise. Each such notice shall set forth the terms and conditions of the proposed transaction, including, as applicable, the nature of any related action proposed to be taken, the approximate number of shares proposed to be issued, redeemed or transferred (directly or indirectly, in accordance with the provisions of Section 355(e) of the Code), the timetable for such action or transaction, and the number of shares otherwise then owned by the other party to the action or transaction (directly or indirectly, in accordance with the provisions of Section 355(e) of the Code), all with sufficient particularity to enable Alloy to review and comment on such transaction. All information provided by dELiA*s to Alloy pursuant to this Section 6.3 shall be kept confidential by Alloy to the same extent as that provided in Section 6.6 of the Distribution Agreement.

(ii)	If dELiA*s receives a Subsequent Opinion or Ruling, dELiA*s shall notify Alloy (if Alloy is not otherwise provided with a copy of the Subsequent Opinion or Ruling), promptly, but in any event within two (2) Business Days, after the receipt of the Subsequent Opinion or Ruling.

ARTICLE VII

MISCELLANEOUS

7.1 Termination of Prior Tax Separation Agreements. This Agreement shall take effect on the Distribution Date and shall replace all other agreements, whether or not written, in respect of any Taxes between or among the Alloy Group on the one hand and the dELiA*s Group on the other. All such replaced agreements shall be canceled as of the Distribution to the extent they relate to the dELiA*s Group, and any rights or obligations of the Alloy Group or the dELiA*s Group existing thereunder thereby shall be fully and finally settled without any payment by any party thereto.

7.2 Merger or Consolidation. Neither Alloy nor dELiA*s (in either case, the “Transaction Party”) shall (i) consolidate with or merge into any Person or permit any Person to consolidate with or merge into the Transaction Party (other than a merger or consolidation in which the Transaction Party is the surviving or continuing corporation) or (ii) sell, assign, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the assets of the Transaction Party, unless the resulting, surviving or transferee Person shall expressly assume, by instrument in form and substance reasonably satisfactory to the other party, all of the obligations of the Transaction Party under this Agreement.

7.3 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary (as defined in the Distribution Agreement) of such party or by any entity that is contemplated to be a Subsidiary of such party on or after the Distribution Date.

7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York, without reference to choice of law principles, including matters of construction, validity and performance.

7.5 Amendment. This Agreement may be amended, modified or supplemented only by a written Agreement signed by all of the parties hereto.

7.6 Notices. Notices, requests, permissions, waivers, referrals and all other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation, the signature shall be by an officer thereof) and delivered by hand or by telecopy or on the date of receipt indicated on the return receipt if mailed (registered or certified, return receipt requested, properly addressed and postage prepaid):

If to Alloy, to:

Alloy, Inc.

151 West 26th Street

New York, NY 10001

Attention: General Counsel

Fax: 212-244-4311

If to dELiA*s, to:

dELiA*s, Inc.

435 Hudson Street

New York, NY 10014

Attention: Chief Executive Officer

Fax: (212) 590-6226

Such names and addresses may be changed by notice given in accordance with this Section 7.6

7.7 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

7.8 Headings; References. The article. section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

7.9 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

7.10 Parties in Interest; Assignment; Successor. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Alloy and dELiA*s and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

7.11 Confidentiality. Each of Alloy and dELiA*s shall hold, and each of the Alloy Group and the dELiA*s Group shall use its reasonable best efforts to hold, in strict confidence all information concerning the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement pursuant to and in accordance with the terms of Section 6.6 of the Distribution Agreement.

7.12 Arbitration. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with claims by third parties shall be exclusively governed by and settled in accordance with the provisions of Article X of the Distribution Agreement, provided, however, that nothing contained in Section 10.4 of the Distribution Agreement shall preclude either party from seeking or obtaining injunctive relief or equitable or other judicial relief to enforce such Section 10.4, or, pending resolution of disputes under such Section, to preserve the status quo or to enforce an arbitral award rendered pursuant to such Section.

7.13 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

7.14 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

IN WITNESS WHEREOF, each of the parties has caused this Tax Separation Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

ALLOY, INC.

By:	/s/ James K. Johnson, Jr.
Name:	James K. Johnson, Jr.
Title:	Chief Operating Officer and Chief Financial Officer

dELiA*s, INC.

By:	/s/ Robert E. Bernard
Name:	Robert E. Bernard
Title:	Chief Executive Officer